The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 13, 2017

Pricing Supplement dated October   , 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-212571

Barclays Bank PLC Trigger Autocallable Notes

Linked to an Equally Weighted Basket of Two Indices due on or about October 21, 2019

Investment Description

Trigger Autocallable Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of an equally weighted basket (the “Basket”) consisting of the Russell 2000® Index and the S&P 500® Index (each, a “Basket Component” and, together, the “Basket Components”). The Issuer will automatically call the Notes if the Basket Closing Level on any Observation Date (quarterly, beginning after six months) is greater than or equal to the Initial Basket Level. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. If the Notes are not automatically called and the Final Basket Level is greater than or equal to the specified Downside Threshold, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes. However, if the Final Basket Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Level to the Final Basket Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Basket. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑  Automatic Call: The Issuer will automatically call the Notes if the Basket Closing Level on any Observation Date (quarterly, beginning after six months) is greater than or equal to the Initial Basket Level. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Basket Return. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	October 13, 2017
Settlement Date:	October 18, 2017
Observation Dates[2]:	Quarterly, beginning April 13, 2018 (see page PS-6)
Final Valuation Date[2]:	October 15, 2019
Maturity Date[2]:	October 21, 2019

[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

[2] Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Notes linked to an equally weighted basket consisting of the Russell 2000® Index and the S&P 500® Index. The Initial Component Level for each Basket Component will be determined on the Trade Date. The Initial Component Level of each Basket Component will be the Closing Level of that Basket Component on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Basket Components	Weighting	Initial Component Level	Call Return Rate*	Initial Basket Level	Downside Threshold	CUSIP/ ISIN
Russell 2000® Index (RTY)	50.00%	•	7.00% per annum	100.00	85.00, which is 85% of the Initial Basket Level	06746M263 / US06746M2632
S&P 500® Index (SPX)	50.00%	•

* The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The potential Call Returns applicable to each Observation Date are set forth under “Indicative Terms—Call Return/Call Return Rate” in this pricing supplement.

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$•	$•	$•
[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.60 and $9.81 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refers to the Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires.

PS-2

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PS-3

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS-4

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Basket.

♦  You believe the Basket Closing Level is likely to be greater than or equal to the Initial Basket Level on any one of the Observation Dates, and, if it is not, you can tolerate not receiving a positive return on the Notes.

♦  You believe the Final Basket Level is not likely to be less than the Downside Threshold and, if it is, you can tolerate a loss of a significant portion or all of your investment.

♦  You understand and accept that you will not participate in any appreciation of the Basket, which may be significant, and that your return potential on the Notes is limited to any Call Return paid on the Notes.

♦  You are willing and able to hold Notes that will be called on the earliest Observation Date (quarterly, beginning after six months) on which the Basket Closing Level is greater than or equal to the Initial Basket Level, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Basket Closing Level.

♦  You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities composing the Basket Components.

♦  You understand and are willing to accept the risks associated with the Basket and the Basket Components.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦  You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Basket.

♦  You do not believe the Basket Closing Level is likely to be greater than or equal to the Initial Basket Level on any one of the Observation Dates, or you cannot tolerate not receiving a positive return on the Notes.

♦  You believe the Final Basket Level is likely to be less than the Downside Threshold, which could result in a total loss of your initial investment.

♦  You seek an investment that participates in the full appreciation of the Basket and whose return is not limited to any Call Return paid on the Notes.

♦  You are unwilling or unable to hold Notes that will be called on the earliest Observation Date (quarterly, beginning after six months) on which the Basket Closing Level is greater than or equal to the Initial Basket Level, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the Basket Closing Level.

♦  You seek current income from this investment, or you would prefer to receive any dividends paid on the securities composing the Basket Components.

♦  You do not understand or are not willing to accept the risks associated with the Basket or the Basket Components.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Basket and the Basket Components, please see the sections titled “The Basket,” “Russell 2000® Index” and “S&P 500® Index” below.

PS-5

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to the minimum investment of 100 Notes)
Term[2,3,4]:	Approximately 2 years, unless called earlier
Basket:

The Notes are linked to an equally weighted basket (the “Basket”) consisting of two equity indices (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components, the Bloomberg ticker symbol for each Basket Component and the weighting of each Basket Component are as follows:

Basket Component[4]	Ticker	Weighting
Russell 2000® Index (the “RTY Index”)	RTY<Index>	50.00%
S&P 500® Index (the “SPX Index”)	SPX<Index>	50.00%
Automatic Call Feature:	The Issuer will automatically call the Notes if the Basket Closing Level on any Observation Date (quarterly, beginning after six months) is greater than or equal to the Initial Basket Level. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes.
Observation Dates[2,3]:	As set forth under the “Observation Date” column of the table under “Call Return/Call Return Rate” below
Call Settlement Dates[2,3]:	As set forth under the “Call Settlement Date” column of the table under “Call Return/Call Return Rate” below
Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 × Call Return)
Call Return/Call Return Rate:

The Call Price will be based upon the applicable Call Return. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding. The Call Return Rate is equal to 7.00% per annum.

The table below sets forth the Observation Dates and Call Settlement Dates and the Call Return and Call Price that would be payable on the relevant Call Settlement date if the Notes are automatically called. If the Notes are automatically called, no further amounts will be owed to you under the Notes.

Observation Date[2,3]	Call Settlement Date[2,3]	Call Return	Call Price
April 13, 2018	April 17, 2018	3.50%	$10.350
July 13, 2018	July 17, 2018	5.25%	$10.525
October 18, 2018	October 22, 2018	7.00%	$10.700
January 14, 2019	January 16, 2019	8.75%	$10.875
April 15, 2019	April 17, 2019	10.50%	$11.050
July 15, 2019	July 17, 2019	12.25%	$11.225
October 15, 2019 (the “Final Valuation Date”)	October 21, 2019 (the “Maturity Date”)	14.00%	$11.400
Payment at Maturity (per Note):

•  If the Notes are not automatically called and the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Note.

•  If the Notes are not automatically called and the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Basket Return)

If the Final Basket Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Basket, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	100.00
Final Basket Level:	The Basket Closing Level on the Final Valuation Date
Basket Closing Level:	The Basket Closing Level on any Observation Date will be calculated as follows: 100 × [1 + (Component Return of RTY Index × 50.00%) + (Component Return of SPX Index × 50.00%)]
Component Return:

With respect to each Basket Component on an Observation Date, the Component Return will be calculated as follows:

Closing Level of that Basket Component on that Observation Date – Initial Component Level
Initial Component Level

Initial Component Level:	With respect to each Basket Component, the Closing Level of that Basket Component on the Trade Date
Downside Threshold:	85.00, which is 85% of the Initial Basket Level
Closing Level[4]:	With respect to each Basket Component, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, the Call Settlement Dates and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to either Basket Component or if a market disruption event occurs with respect to either Basket Component on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[4]	If a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, the Calculation Agent may select a successor Basket Component or, if no successor Basket Component is available, will calculate the value to be used as the Closing Level of that Basket Component. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of a Basket Component in the event of certain changes in or modifications to that Basket Component. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

PS-6

Investment Timeline
Trade Date:	The Initial Component Level of each Basket Component is observed, the Initial Basket Level is set equal to 100.

Quarterly (beginning after six months):

The Closing Level of each Basket Component is observed and the Basket Closing Level and Component Return are determined on each Observation Date.

The Issuer will automatically call the Notes if the Basket Closing Level on any Observation Date (quarterly, beginning after six months) is greater than or equal to the Initial Basket Level.

If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding.

Maturity Date:

The Closing Level of each Basket Component is observed and the Final Basket Level and the Basket Return are determined on the Final Valuation Date.

If the Notes are not automatically called and the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Note.

If the Notes are not automatically called and the Final Basket Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Basket Return)

If the Final Basket Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Basket, and you will lose a significant portion or all of the principal amount of the Notes at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. The Final Basket Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Basket. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

PS-7

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, either Basket Component or the securities composing either Basket Component. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Basket Level is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Basket Level is less than the Downside Threshold, you will be exposed to the full negative Basket Return and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal.

♦	Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of the Basket — The return potential of the Notes is limited to the pre-specified per annum Call Return Rate, regardless of any appreciation of the Basket, which may be significant. In addition, because the Call Return increases based on the per annum Call Return Rate for each additional quarter the Notes remain outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. Therefore, if the Notes are automatically called on an earlier Observation Date, you will receive a lower Call Price than if the Notes were called on a later Observation Date. If the Notes are not automatically called, you may be subject to the decline in the Basket even though you will not participate in any appreciation of the Basket. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Basket or the securities composing the Basket Components.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the Basket Closing Level is greater than the Downside Threshold.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Call Return Rate could be as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the Basket Closing Level that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the Basket Closing Level to increase to or above its Initial Basket Level on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Basket.

♦	A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Basket, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the Basket Closing Level over a period of time. The greater the expected volatility of the Basket at the time the terms of the Notes are set, the lower the expectation is at that time that the Notes will be automatically called for the applicable Call Price and the greater the expectation is that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Basket at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of being automatically called for the applicable Call Price or returning your principal at maturity. However, the Basket’s volatility can change significantly over the term of the Notes. The value of the Basket could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket and the potential loss of a significant portion or all of your principal at maturity.

♦	Correlation (or lack of correlation) of performances between the Basket Components may adversely affect your return on the Notes, and changes in the value of one Basket Component may offset the other Basket Component — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the value of the Basket Components may not correlate with each other. At a time when the value of one Basket Component increases in value, the value of the other Basket Component may not increase as much, or may even decline in value. Therefore, in calculating the Basket Components’ performance on any Observation Date, an increase in the value of one Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of the other Basket Component. In addition, however, high correlation of movements in the values of the Basket Components could adversely affect your return on the Notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of the Notes.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

PS-8

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing the Basket Components — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Basket Components would have.

♦	Each Basket Component reflects the price return of the securities composing that Basket Component, not the total return — The return on the Notes is based on the performance of a basket composed of the Basket Components. The performance of each Basket Component reflects changes in the market prices of the securities composing that Basket Component. Each Basket Component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Basket Component. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	The Notes will not be listed on any securities exchange, and secondary trading may be limited — Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price, if any, at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes, the Basket and the Basket Components.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Basket Components and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Basket Components or the securities composing the Basket Components may adversely affect the levels of the Basket Components and, therefore, the market value of the Notes.

♦	The Notes are subject to small-capitalization companies risk with respect to the RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

PS-9

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Components and the securities composing the Basket Components;

♦	the correlation (or lack of correlation) between the Basket Components;

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Basket Components;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

PS-10

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or the securities composing the Basket Components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and the Basket and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a Basket Component on any date that the values of the Basket Components are to be determined; if a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, selecting a successor Basket Component or, if no successor Basket Component is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of a Basket Component on any date of determination in the event of certain changes in or modifications to that Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Notes?” below. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-11

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers in the examples below have been rounded for ease of analysis.

Term:	Approximately 2 years (unless called earlier)
Call Return Rate:	7.00% per annum (or 1.75% per quarter)
Initial Basket Level:	100.00
Hypothetical Initial Component Level:	100.000 for the RTY Index and 100.00 for the SPX Index
Downside Threshold:	85.00 (85% of the Initial Basket Level)
Observation Dates:	Observation Dates will occur quarterly, beginning after six months, as set forth under the “Observation Date” column of the table “Indicative Terms—Call Return/Call Return Rate” in this pricing supplement.

*Terms used for purposes of these hypothetical examples do not represent the actual Initial Component Levels. The hypothetical Initial Component Levels of 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Component Level for either Basket Component. The actual Initial Component Level of each Basket Component will be the Closing Level of that Basket Component on the Trade Date. For an illustration of how to calculate the Basket Closing Level, see example 4. For historical Closing Levels of the Basket Components and historical performance of the Basket, please see the historical information set forth under the sections titled “The Basket,” “Russell 2000® Index” and “S&P 500® Index” below. We cannot predict the value of the Basket or the Closing Level of either Basket Component on any day during the term of the Notes, including on any Observation Date.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level	Basket Closing Level	Payment (per Note)
First Observation Date	RTY Index: 120.000 SPX Index: 100.00	110.00	Basket Closing Level at or above Initial Basket Level; Notes are automatically called; Issuer pays the Call Price applicable to the first Observation Date on the related Call Settlement Date.

Call Price (per Note):			$10.35
Total Return:			3.50%

Because the Basket Closing Level is greater than or equal to the Initial Basket Level on the first Observation Date (which is approximately six months after the Trade Date), the Notes are automatically called on that Observation Date. The Issuer will pay you on the related Call Settlement Date a Call Price of $10.35 per Note for a total return of 3.50% on the Notes. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on your Notes will not exceed the Call Price with respect to the applicable Observation Date, regardless of any appreciation in the Basket, which may be significant.

PS-12

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level	Basket Closing Level / Final Basket Level	Payment (per Note)
First Observation Date	RTY Index: 80.000 SPX Index: 110.00	95.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Second Observation Date	RTY Index: 60.000 SPX Index: 120.00	90.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Third Observation Date	RTY Index: 70.000 SPX Index: 110.00	90.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Fourth to Sixth Observation Dates	Various	Various (below Initial Basket Level)	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Seventh Observation Date (the Final Valuation Date)	RTY Index: 105.000 SPX Index: 115.00	110.00	Basket Closing Level at or above Initial Basket Level; Notes are automatically called; Issuer pays the Call Price applicable to the Final Valuation Date on the Maturity Date.

Call Price (per Note):			$11.40
Total Return:			14.00%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Basket Closing Level on each Observation Date preceding the Final Valuation Date is less than the Initial Basket Level.

However, because the Basket Closing Level is greater than or equal to the Initial Basket Level on the Final Valuation Date, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $11.40 per Note for a total return of 14.00% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Basket Level Is Above the Downside Threshold

Date	Closing Level	Basket Closing Level / Final Basket Level	Payment (per Note)
First Observation Date	RTY Index: 95.000 SPX Index: 85.00	90.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Second Observation Date	RTY Index: 70.000 SPX Index: 50.00	60.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Third Observation Date	RTY Index: 60.000 SPX Index: 50.00	55.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Fourth to Sixth Observation Dates	Various	Various (below Initial Basket Level)	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Seventh Observation Date (the Final Valuation Date)	RTY Index: 60.000 SPX Index: 120.00	90.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called. Final Basket Level above Downside Threshold; Issuer repays principal on Maturity Date.

Payment at Maturity (per Note):			$10.00
Total Return:			0.00%

Because the Basket Closing Level was less than the Initial Basket Level on each Observation Date, the Notes are not automatically called. Because the Final Basket Level is greater than or equal to the Downside Threshold, the Issuer will pay you on the Maturity Date $10.00 per Note, which is equal to your principal amount, for a total return of 0.00% on the Notes.

This example illustrates that in calculating the Basket Components’ performance on any Observation Date, an increase in the value of one Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of the other Basket Component. In this example, the Closing Level of the SPX Index on the Final Valuation Date is greater than its Initial Component Level, while the Closing Level of the RTY Index on the Final Valuation Date is less than its Initial Component Level. Although the SPX Index appreciated, the large decline in the RTY Index completely offsets the appreciation of the SPX Index and results in the Basket Closing Level on the Final Valuation Date being less than the Initial Basket Level, and you receiving no positive return.

PS-13

Example 4 — Notes Are NOT Automatically Called and the Final Basket Level Is Below the Downside Threshold

Date	Closing Level	Basket Closing Level / Final Basket Level	Payment (per Note)
First Observation Date	RTY Index: 30.000 SPX Index: 90.00	60.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Second Observation Date	RTY Index: 45.000 SPX Index: 85.00	65.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Third Observation Date	RTY Index: 50.000 SPX Index: 70.00	60.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Fourth to Sixth Observation Dates	Various	Various (below Initial Basket Level)	Basket Closing Level below Initial Basket Level; Notes NOT automatically called
Seventh Observation Date (the Final Valuation Date)	RTY Index: 40.000 SPX Index: 50.00	45.00	Basket Closing Level below Initial Basket Level; Notes NOT automatically called. Final Basket Level below Downside Threshold; Issuer will repay less than the principal amount resulting in a percentage loss on your investment equal to the negative Basket Return.

Payment at Maturity (per Note):			$4.50
Total Return:			-55.00%

Because the Basket Closing Level was less than the Initial Basket Level on each Observation Date, the Notes are not automatically called. Because the Final Basket Level is less than the Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, representing a loss on the Notes of 55%.

The following is an illustration of the calculation of the Final Basket level and the payment at maturity.

Step 1: Calculate the Component Return of each Basket Component:

Component Return of the RTY Index:

Closing Level – Initial Component Level	=	40.000 – 100.000	= -60.00%
Initial Component Level		100.000

Component Return of the SPX Index:

Closing Level – Initial Component Level	=	50.00 – 100.00	= -50.00%
Initial Component Level		100.00

Step 2: Calculate the Final Basket Level (the Basket Closing Level on the Final Valuation Date):

100 × [1+ (Component Return of RTY Index × 50.00%) + (Component Return of SPX Index × 50.00%)]

100 × [1+ (-60.00% × 50.00%) + (-50.00% × 50.00%)]

100 × (1+ -55.00%) = 45.00

Step 3: Calculate the Basket Return:

Final Basket Level – Initial Basket Level	=	45.00 – 100.00	= -55.00%
Initial Basket Level		100.00

Step 4: Calculate the Payment at Maturity:

$10 × (1 + Basket Return) = $10 × (1 + -55.00%) = $4.50

The payment at maturity of $4.50 per Note represents a loss on the Notes of 55.00%

PS-14

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket. Assuming this treatment is respected, upon a sale or exchange of your Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire your Notes. This gain or loss should be short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

PS-15

The Basket

The Notes are linked to an equally weighted basket consisting of the RTY Index and the SPX Index. While historical information on the Basket does not exist for dates prior to the Trade Date, the following graph sets forth the performance of the Basket from January 2, 2008 through October 12, 2017, assuming that, on January 2, 2008, the Basket was constructed with the specified weights for the Basket Components, the Initial Component Levels were determined and the Initial Basket Level was set equal to 100.00. The dotted line represents the Downside Threshold of 85.00, which is equal to 85% of the Initial Basket Level.

We obtained the Closing Levels of each Basket Component used to calculate the below graph from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Basket should not be taken as an indication of future performance. Future performance of the Basket may differ significantly from historical performance, and no assurance can be given as to the Basket Closing Levels during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

The performance of the Basket will reflect the performance of the Basket Components. See “Risk Factors—Correlation (or lack of correlation) of performances between the Basket Components may adversely affect your return on the Notes, and changes in the value of one Basket Component may offset the other Basket Component” above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-16

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the RTY Index, each company is required to have more than 5% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the RTY Index have a 5 year grandfathering period to comply or they will be removed from the RTY Index in September 2022.

Historical Information

The following graph sets forth the performance of the RTY Index from January 2, 2008 through October 12, 2017, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on October 12, 2017 was 1,505.164.

We obtained the Closing Levels of the RTY Index from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official Closing Level of the RTY Index to six decimal places, Bloomberg reports the Closing Level to fewer decimal places. As a result, the Closing Level of the RTY Index reported by Bloomberg may be lower or higher than the official Closing Level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-17

S&P 500® Index

The S&P 500® Index (the “SPX Index”) consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

Historical Information

The following graph sets forth the performance of the SPX Index from January 2, 2008 through October 12, 2017, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on October 12, 2017 was 2,550.93.

We obtained the Closing Levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-18

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

PS-19